National CineMedia Announces New Long-Term Advertising Agreement with Regal Cinemas

Reaffirms NCM as the Dominant Player in Cinema Advertising

CENTENNIAL, Colo.-- (BUSINESS WIRE) -- June 5, 2023-- National CineMedia, LLC (“NCM”), the largest cinema advertising network in the United States, today announced that it has entered into a new long-term Network Affiliate Transaction Agreement (“Agreement”) with Regal Cinemas, Inc. (“Regal Cinemas”).

“The agreement we announced today strengthens and deepens NCM’s 20-year relationship with Regal Cinemas well into the future and reaffirms our position as the market leader and premier company in cinema advertising,” said Tom Lesinski, CEO of NCM. “With the largest share of the young, diverse, and sought-after movie audience, NCM will deliver our impactful advertising solutions to brands across thousands of Regal Cinema screens in the United States.”

Through the Agreement, NCM acquires the exclusive right to provide on-screen advertisements at Regal Cinemas’ over 6,000 screens and 450 theaters. NCM will run its industry leading Noovie show, featuring hundreds of national, regional, and local advertisers, as well as the high impact Platinum ad unit within the trailers, on Regal Cinemas’ screens across the United States. NCM delivers one of the most diverse, affluent audiences for brands across the only three national cinema chains in the United States.

The new ten-year Agreement will replace the previous Exhibitor Service Agreement with Regal Cinemas. The Agreement is subject to approval by the United States Bankruptcy Court for the Southern District of Texas, which is expected to occur on or before June 30, 2023. This Agreement represents a major milestone in the NCM’s restructuring and culminates its successful mediation with Regal Cinemas.

NCM is a top, premium video platform with more than 19,500 screens, including 90 of the top 100 theaters in the country. Through this unmatched scale, NCM reaches 75% of the weekend box office in 24 out of 25 of the top DMA’s. Additionally, NCMx, the Company’s data intelligence solution, is the most advanced in the marketplace, connecting advertisers to consumers before, during, and after moviegoing. The Company’s deterministic data set of the moviegoing audience is the largest in the industry, providing brands with a 360-degree view of recent consumer behavior.

About National CineMedia
National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with young, diverse audiences through the power of movies and popular culture. NCM’s Noovie® pre-show is presented exclusively in 47 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC, LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 19,500 screens in over 1,500 theaters in 195 Designated Market Areas® (all of the top 50). NCM Digital and Digital-Out-Of-Home (DOOH) go beyond the big screen, extending in-theater campaigns into online, mobile, and place-based marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 100% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.

Media Contact
Pam Workman
pam.workman@ncm.com
press@ncm.com